COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports First Quarter 2005 Operating Results

POWAY, Calif., April 21, 2005 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $44.4 million for the first quarter ended March 26, 2005 compared to $35.9 million for the first quarter ended March 31, 2004 and $38.1 million for the fourth quarter of 2004. Net income for the first quarter of 2005 was $6.5 million or $0.30 per share compared to net income of $2.1 million or $0.10 per share for the first quarter of 2004 and net income of $2.5 million or $0.11 per share for the fourth quarter of 2004. As previously announced, Cohu changed its fiscal reporting from a calendar quarter and year basis to the last Saturday of the respective reporting period. As a result of this change, the first quarter of 2005 consisted of 12 weeks, while the first and last quarter of 2004 consisted of 13 weeks. The tax benefit for the quarter ended March 26, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005.

Orders for the first quarter of 2005 were $44.4 million compared to $46.1 million for the fourth quarter of 2004. Backlog was $62.6 million at March 26, 2005 and December 31, 2004. First quarter 2005 sales of semiconductor test handling equipment accounted for 83.9% of total sales. Sales of television cameras and related equipment were 8.5% of sales and metal detection and microwave communications equipment contributed 7.6% of sales for the same period.

James A. Donahue, President and Chief Executive Officer, stated, “Cohu’s improved financial performance during the first quarter is the result of increased sales of thermal IC test handlers by Delta Design. Orders during the first quarter for these high-performance thermal systems continued to be strong and we saw a small improvement in demand for general purpose pick and place test handlers. We are benefiting from increased requirements for the capabilities that our proprietary thermal systems provide to manufacturers of microprocessors and other high performance logic devices. We are extremely proud to be recognized once again by Intel, who presented us with their most prestigious supplier award in March.”

Donahue concluded, “During the recent pause in demand for capacity-driven systems, we have enhanced the capabilities and performance of our EDGE and Castle handlers. Cohu is in a strong position to supply IC manufacturers and test subcontractors with industry-leading solutions as demand strengthens.”

Certain matters discussed in this release, including statements concerning Cohu’s expectations of industry conditions and 2005 operations, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, April 21, 2005 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts) (unaudited)

	Quarter Ended	Quarter Ended
	March 26, 2005	March 31, 2004
Net sales	$44,396	$35,939

Cost and expenses:
Cost of sales	26,468	21,017
Research and development	6,680	6,184
Selling, general and administrative	7,307	6,860

	40,455	34,061

Income from operations	3,941	1,878
Interest income	690	620

Income before income taxes	4,631	2,498
Income tax provision (benefit) (1)	(1,900)	400

Net income	$6,531	$2,098

Income per share:
Basic	$0.30	$0.10
Diluted	$0.30	$0.10

Weighted average shares used in computing income per share:
Basic	21,633	21,419
Diluted	22,108	22,075

(1) The tax benefit for the quarter ended March 26, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	March 26,	December 31,
	2005	2004

Assets:

Current assets:
Cash and investments	$121,096	$116,511
Accounts receivable	29,576	32,744
Inventories	40,328	41,515
Deferred taxes and other	21,941	19,906

	212,941	210,676
Property, plant & equipment, net	31,319	31,121
Goodwill	8,340	8,340
Other assets	488	631

Total assets	$253,088	$250,768

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$9,662	$9,651
Other current liabilities	23,055	26,532

	32,717	36,183
Deferred taxes and other noncurrent liabilities	6,512	6,473
Stockholders’ equity	213,859	208,112

Total liabilities & equity	$253,088	$250,768

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106